Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-189231) and S-8 (No. 333-147186) of Navios Maritime Holdings Inc. of our report dated March 21, 2014 related to the financial statements of Navios Maritime Partners L.P., which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 28, 2014